UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

(RULE 14A-101)

Schedule 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment)

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Filed by a party other than the Registrant  ☐

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Mars Acquisition Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

This Amendment (the “Proxy Statement Amendment”) to the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Mars Acquisition Corp. with the Securities and Exchange Commission on November 14, 2024 amends the Proxy Statement. The information set forth in the Proxy Statement remains unchanged except as set forth in this Proxy Statement Amendment, in which case the information in the Proxy Statement is superseded by the information in this Proxy Statement Amendment.

ScanTech AI Systems Inc. (the “Company”) has filed a registration statement on Form S-4 (including a proxy statement/prospectus/consent solicitation) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the proxy statement/prospectus/consent solicitation in that registration statement and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

The sections titled (i) “QUESTIONS AND ANSWERS – Is there any financing being conducted in connection with the transaction,” (ii) “PROSPECTUS SUMMARY - Sources and Uses of Funds for the Business Combination before the Closing,” (iii) “RISK FACTORS - Risks Related to the Business Combination- We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all,” and (iv) “PROPOSAL 1: THE BUSINESS COMBINATION PROPOSAL - Background of the Business Combination” in the Prospectus are hereby supplemented with the following disclosure:

We are entering into non-binding terms and conditions for a financing commitment and non-redemption agreements with certain investors. If the investors determine to extend financing, we expect to execute mutually acceptable purchase agreements and related documentation as soon as practicable before or after Closing. We are also currently negotiating other agreements with additional investors, which may result in similar non-binding terms and conditions. Upon the execution of any definitive purchase agreements and related documentation, we may agree to issue certain Pubco Common Stock to the investors in amounts and at a price to be determined in the definitive purchase agreements.

The potential definitive purchase agreements could involve the potential issuance of Pubco Common Stock, which would be issued at a price and in amounts to be determined under the definitive purchase agreements. Depending on the final terms and the number of Pubco Common Stock issued, the financing could significantly dilute the ownership interests of our then-existing holders of Pubco Common Stock. Such dilution could reduce the value of Pubco Common Stock and may also negatively affect the market price of Pubco Common Stock. Investors may perceive the issuance of a number of additional Pubco Common Stock as unfavorable, leading to dilution and selling pressure and declines in our stock price. Furthermore, the uncertainty surrounding the pricing and terms of the financing may contribute to volatility in our stock price, compounding the potential adverse effects on stockholder value. There can be no assurance that the financing will result in terms favorable to Pubco or its stockholders, and any such terms could materially and adversely affect the interests of our existing stockholders.

The prospective proposed financing terms are non-binding and may be modified or withdrawn at any time. The investors’ decision to provide financing is contingent on the completion of due diligence, approval of the financing, and review of documentation, all of which must meet the investors’ requirements at their sole discretion. Furthermore, investors may impose additional conditions that could affect the availability or timing of funds. As a result, the actual financing terms, including the amount and pricing of Pubco Common Stock to be issued, may differ significantly from the terms currently contemplated. If the financings do not proceed as anticipated or is delayed, Pubco could face a shortfall in funding, which may adversely affect its ability to meet operational or strategic goals, consummate planned transactions, or continue as a going concern.

We do not currently have access to funds that will enable us to pay the amounts due at Closing or our other current payables. We are obligated to pay creditors and service providers in connection with Closing, which amount will likely exceed the funds we currently have available. If we are unable to negotiate alternative payment arrangements or if we fail to pay such amounts at Closing, such failures will likely subject us to claims by creditors and service providers, which may significantly impact our ability to continue operations. In addition, in the event that we are unable to obtain sufficient funds to pay director and officer liability insurance premiums by the Closing, prospective independent directors may decline to join our board of directors. In such event, we may not be able to meet listing requirements for Nasdaq. There can be no assurance that any financing will be available to us. Following the Closing, our current payables will substantially exceed our current assets. There can be no assurance that any financing will be available to us.

The cover page and the section titled “DESCRIPTION OF SECURITIES - Listing of Securities” in the Prospectus are hereby supplemented with the following disclosure:

At this time, the Nasdaq Global Market has not yet approved our application to list the Pubco Common Stock. We cannot assure you that our application will be approved; however, if it is not approved, this offering would not be completed. In addition, if our shares are not approved for listing on Nasdaq or if we fail to maintain our Nasdaq listing following the business combination, our securities may trade on the over-the-counter (“OTC”) market. Trading on the OTC market could significantly limit the liquidity and marketability of our securities, as well as our ability to raise additional capital. If our securities trade on the OTC market, we would be subject to compliance with state securities laws, commonly referred to as “Blue Sky” laws. Our efforts to comply with such laws and regulations are likely to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. The inability to list on Nasdaq or maintain our Nasdaq listing could negatively affect investor confidence, reduce the trading price of our securities, and hinder our ability to execute our business plan and achieve long-term growth.

The section titled “MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION - Executive Officers - James C. White, Jr.” in the Prospectus is hereby replaced with the following:

James C. White, Jr. has joined ScanTech as the interim Chief Financial Officer in December 2024. From January 2023 to November 2024, he was interim Chief Financial Officer of Cityscape Ventures, LLC, a construction development company, where he oversaw the preparation of annual budgets and financial statement preparation. Since 2015, Mr. White has been serving as the managing partner of Banks, Finley, White & Co., where he oversaw the firm’s quality control initiatives as well as led the firm’s financial statement and audit advisory practice. From 1999 to 2015, he was a Senior Manager in the Assurance Practice at Ernst & Young LLP. In this role, he managed audits for multinational publicly traded corporations including SEC reporting, compliance, Sarbanes-Oxley and PCAOB reporting requirements. From 2023 to 2024, he was the Chair of the Alabama Society of CPAs. He has Bachelor’s Degree in Accounting University of Maryland, College Park.

The section titled “RISK FACTORS - Risks Related to Mars” in the Prospectus is hereby supplemented with the following disclosure:

Mars may be a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. investors.

If Mars is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Ordinary Shares or Rights the U.S. Holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Whether Mars qualifies as a PFIC for its current and/or subsequent taxable years may depend on the status of ScanTech and whether Mars qualifies for the PFIC start-up exception. Depending on the particular circumstances, the application of the start-up exception may be subject to uncertainty, and there cannot be any assurance that Mars will qualify for the start-up exception. Accordingly, there can be no assurances with respect to Mars’ status as a PFIC for Mars’ current taxable year or any subsequent taxable year. Mars’ actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year. Moreover, if Mars determines that it is a PFIC for any taxable year, Mars will endeavor to provide to a U.S. Holder such information as the Internal Revenue Service (“IRS”) may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a “qualified electing fund” election, but there can be no assurance that Mars will timely provide such required information, and such election would likely be unavailable with respect to Mars’ Rights in all cases. We urge U.S. Holders to consult their own tax advisors regarding the possible application of the PFIC rules to holders of Ordinary Shares and Rights.

The section titled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES – U.S. Holders” in the Prospectus is hereby supplemented with the following disclosure:

Tax Reporting

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to us. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement. Each U.S. Holder is urged to consult with its own tax advisor regarding this reporting obligation.

Taxation of Distributions Paid on Ordinary Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below, a U.S. Holder generally will be required to include in gross income as dividends the amount of any cash dividend paid on Mars’ Ordinary Shares. A cash distribution on such shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Mars’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by us will be taxable to a corporate U.S. holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Ordinary Shares. With respect to non-corporate U.S. Holders, dividends may be subject to the lower applicable long-term capital gains tax rate (see “— Taxation on the Disposition of Securities” below) if Mars’ Ordinary Shares are readily tradeable on an established securities market in the United States and certain other requirements are met. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any cash dividends paid with respect to Mars’ Ordinary Shares.

Taxation on the Disposition of Securities

Upon a sale or other taxable disposition of Mars’ securities (which, in general, would include a redemption of Ordinary Shares, as discussed below, and including as a result of a liquidation and subsequent dissolution in the event Mars does not consummate an initial business combination within the required time), and subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the securities.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that under tax law currently in effect long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at reduced rates. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the securities exceeds one year. The deductibility of capital losses is subject to various limitations. U.S. Holders who recognize losses with respect to a disposition of Mars’ securities should consult their own tax advisors regarding the tax treatment of such losses.

Redemption of Ordinary Shares

Subject to the PFIC rules described below, if a U.S. Holder converts Ordinary Shares into the right to receive cash pursuant to the exercise of a shareholder conversion right or sells its Ordinary Shares to us pursuant to a tender offer, for U.S. federal income tax purposes, such conversion or sale generally will be treated as a redemption and will be subject to the following rules. If the redemption qualifies as a sale of the Ordinary Shares under Section 302 of the Code, the tax treatment of such redemption will be as described under “Taxation on the Disposition of Securities” above. If the redemption does not qualify as a sale of Ordinary Shares under Section 302 of the Code, a U.S. Holder will be treated as receiving a distribution with the tax consequences described below. Whether redemption of Mars’ Ordinary Shares qualifies for sale treatment will depend largely on the total number of Mars’ Ordinary Shares treated as held by such U.S. Holder. The redemption of Ordinary Shares generally will be treated as a sale or exchange of the Ordinary Shares (rather than as a distribution) if the receipt of cash upon the redemption (i) is “substantially disproportionate” with respect to a U.S. Holder, (ii) results in a “complete termination” of such holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only shares actually owned by the U.S. holder, but also Mars’s shares that are constructively owned by it. A U.S. holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any shares the U.S. holder has a right to acquire by exercise of an option, which would possibly include Ordinary Shares which could be acquired pursuant to the Rights. In order to meet the substantially disproportionate test, the percentage of Mars’ outstanding voting shares actually and constructively owned by the U.S. holder immediately following the redemption of Ordinary Shares must, among other requirements, be less than 80% of the percentage of Mars’ outstanding voting shares actually and constructively owned by the U.S. holder immediately before the redemption. Prior to Mars’ initial business combination, the Ordinary Shares will not be voting shares for this purpose and, consequently, this substantially disproportionate test will not be applicable. There will be a complete termination of a U.S. holder’s interest if either (i) all of Mars’ shares actually and constructively owned by the U.S. holder are redeemed or (ii) all of Mars’ shares actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. holder does not constructively own any other shares. The redemption of the Ordinary Shares will not be essentially equivalent to a dividend if a U.S. holder’s conversion results in a “meaningful reduction” of the U.S. holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests are satisfied, then the redemption may be treated as a distribution and the tax effects will be as described under “— Taxation of Distributions Paid on Ordinary Shares,” above. After the application of those rules, any remaining tax basis a U.S. Holder has in the redeemed Ordinary Shares will be added to the adjusted tax basis in such holder’s remaining Ordinary Shares. If there are no remaining Ordinary Shares, a U.S. Holder should consult its own tax advisors as to the allocation of any remaining basis.

Certain U.S. Holders may be subject to special reporting requirements with respect to a redemption of Ordinary Shares, and such holders should consult with their own tax advisors with respect to their reporting requirements.

Conversion or Lapse of Rights

Subject to the PFIC rules discussed below, a U.S. Holder generally should not recognize gain or loss upon the acquisition of Ordinary Shares on the conversion of the Rights, such Ordinary Shares should have a tax basis equal to such holder’s tax basis in the Rights, and the holding period of such shares should begin on the day after such conversion. In addition, a U.S. Holder generally should recognize a capital loss on the lapse of the Rights equal to such holder’s tax basis in the Rights.

Unearned Income Medicare Tax

Under current tax law, U.S. Holders that are individual, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividends on, and gains from the sale or other disposition of, Mars’ securities, subject to certain limitations and exceptions. Under current regulations, in the absence of a special election, such unearned income generally would not include income inclusions under the qualified election fund (“QEF”) rules discussed below under “Passive Foreign Investment Company Rules,” but would include distributions of earnings and profits from a QEF. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition or Mars’ securities.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC for U.S. federal income tax purposes if at least 75% of its gross income in a taxable year of such foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Because Mars is a blank check company, with no current active business, Mars believes that it is likely that Mars will meet the PFIC asset or income test for Mars’ current taxable year. However, pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. The applicability of the start-up exception to us is uncertain. After the Business Combination with ScanTech, Mars may still meet one of the PFIC tests depending on the timing of the acquisition and the amount of Mars’ passive income and assets as well as the passive income and assets of ScanTech. If ScanTech is not a PFIC, then Mars will likely not qualify for the start-up exception and Mars be a PFIC for Mars’ current taxable year. Mars’ actual PFIC status for Mars’ current taxable year or any subsequent taxable year, however, will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to Mars’ status as a PFIC for Mars’ current taxable year or any future taxable year.

If Mars is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Mars’ securities and, in the case of Mars’ Ordinary Shares, the U.S. Holder did not make a timely QEF election for Mars’ first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) such Ordinary Shares, a QEF election along with a deemed sale (or purging) election, or a “mark-to-market” election, each as described below, such holder generally will be subject to special rules for regular U.S. federal income tax purposes with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of Mars’ securities; and
•	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of Mars’ securities during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for Mars’ securities).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for Mars’ securities;
•	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Mars’ first taxable year in which Mars is a PFIC, will be taxed as ordinary income;
•	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if Mars is determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above in respect to Mars’ Ordinary Shares by making a timely QEF election (or a QEF election along with a purging election). Pursuant to the QEF election, a U.S. Holder generally will be required to include in income its pro rata share of Mars’ net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which Mars’ taxable year ends if Mars is treated as a PFIC for that taxable year. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from us. If Mars is determined to be a PFIC for any taxable year, Mars will endeavor to provide to a U.S. Holder upon request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that Mars will have timely knowledge of Mars’ status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to Mars’ Ordinary Shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for Mars’ first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of Mars’ Ordinary Shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, for regular U.S. federal income tax purposes, U.S. Holders of a QEF generally are currently taxed on their pro rata shares of its earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to such U.S. Holders. The adjusted tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to Mars’ PFIC status will be made annually, an initial determination that Mars is a PFIC will generally apply for subsequent years to a U.S. Holder who held Mars’ securities while Mars was a PFIC, whether or not Mars meets the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for Mars’ first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) Mars’ Ordinary Shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any of Mars’ taxable years that end within or with a taxable year of the U.S. Holder and in which Mars is not a PFIC. On the other hand, if the QEF election is not effective for each of Mars’ taxable years in which Mars is a PFIC and the U.S. Holder holds (or is deemed to hold) Mars’ Ordinary Shares, the PFIC rules discussed above will continue to apply to such shares unless the holder files on a timely filed U.S. federal income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that the U.S. Holder would otherwise recognize if the U.S. Holder had sold Mars’ shares for their fair market value on the “qualification date.” The qualification date is the first day of Mars’ tax year in which Mars qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held Mars’ shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in Mars’ shares by the amount of the gain recognized and will also have a new holding period in the shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Mars’ Ordinary Shares and for which Mars is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its Ordinary Shares as long as such shares continue to be treated as marketable shares. Instead, in general, the U.S. Holder will include as ordinary income for each year that Mars is treated as a PFIC the excess, if any, of the fair market value of its Ordinary Shares at the end of its taxable year over the adjusted basis in its Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Ordinary Shares in a taxable year in which Mars is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) its Ordinary Shares and for which Mars is treated as a PFIC. Currently, a mark-to-market election may not be made with respect to Mars’ Rights.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the Nasdaq Global Market, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to Mars’ Ordinary Shares under their particular circumstances.

If Mars is a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, U.S. Holders of Mars’ shares generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Mars receives a distribution from, or dispose of all or part of Mars’ interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. Upon request, Mars will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there is no assurance that Mars will have timely knowledge of the status of any such lower-tier PFIC. In addition, Mars may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance we will be able to cause the lower-tier PFIC to provide the required information. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Mars’ securities should consult their own tax advisors concerning the application of the PFIC rules to Mars’ securities under their particular circumstances.